As filed with the Securities and Exchange Commission on December 1, 1998
                                                         Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                             SONIC AUTOMOTIVE, INC.
            (Exact Name of Registrant as Specified in Its Charter)

               Delaware                              5511                       56-2010790
    (State or Other Jurisdiction of     (Primary Standard Industrial        (I.R.S. Employer
     Incorporation or Organization)      Classification Code Number)     Identification Number)

                        5401 East Independence Boulevard
                                 P.O. Box 18747
                        Charlotte, North Carolina 28212
                            Telephone (704) 532-3320
      (Name, Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)
                                ---------------
                              Mr. O. Bruton Smith
                      Chairman and Chief Executive Officer
                        5401 East Independence Boulevard
                                 P.O. Box 18747
                        Charlotte, North Carolina 28212
                            Telephone (704) 532-3320
      (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent For Service)
                                   Copies to:
                              Peter J. Shea, Esq.
                     Parker, Poe, Adams & Bernstein L.L.P.
                              2500 Charlotte Plaza
                        Charlotte, North Carolina 28244
                            Telephone (704) 372-9000
                                ---------------
        Approximate date of commencement of proposed sale to the public:
     From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        Title of Each Class                           Proposed Maximum    Proposed Maximum    Amount of
          of Securities to            Amount to be     Offering Price        Aggregate       Registration
           be Registered             Registered (1)      Per Unit(2)     Offering Price(2)       Fee
Class A Common Stock, par value
  $0.01 per share.................. 720,281          $ 26.72                $19,245,908         $5,678

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Includes the registration for resale of the following securities of the Registrant issued in certain transactions not involving a public offering:
    (i) all shares of Class A Common Stock issuable upon conversion of 2,566.5 shares of the Registrant's Class A Convertible Preferred Stock, Series II,
    (ii) all shares of Class A Common Stock issuable upon conversion of 2,313 shares of the Registrant's Class A Convertible Preferred Stock, Series
    III, and (iii) 485,294 shares of Class A Common Stock. Estimated solely for purposes of calculating the registration fee in connection with this Registration Statement; assumes that all shares of the Registrant's Class
    A Convertible Preferred Stock are converted into shares of Class A Common Stock based on a market price of $22.54 per share of Class A Common Stock (the average of the daily closing prices of the Class A Common Stock on the New York Stock Exchange for the 20 consecutive trading days ending one trading day prior to November 30, 1998).

(2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee. The average of the high and low prices reported on the New York Stock Exchange was $26.72 on November 30, 1998.

     The Registrant hereby amends this Registration Statement on such dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained in this Prospectus is not complete and may be changed. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. The selling security holders may not sell these securities until the Registration Statement becomes effective. This Prospectus is not an offer to sell or the solicitation of an offer to buy nor will there be any sale of these securities in any state where the offer, solicitation or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED DECEMBER 1, 1998

PROSPECTUS


                                720,281 Shares*

                   [Sonic Automotive, Inc. Logo Appears Here]


                              Class A Common Stock
                                ---------------
     The selling security holders who are identified in this Prospectus may offer and sell all of the shares of Class A Common Stock of Sonic Automotive, Inc. offered hereby from time to time. We previously issued the shares either in connection with our recent acquisition of the selling security holders' businesses or upon the selling security holders' conversion of our Preferred Stock issued in connection with our business acquisitions. We are registering the offer and sale of the shares to satisfy our contractual obligations to provide the selling security holders with freely tradable shares. The Company will not receive any of the proceeds from the sale of the shares offered hereby. The Company does not know when the proposed sale of the shares by the selling security holders will occur. See "Use of Proceeds," "Selling Security Holders" and "Plan of Distribution."

     The Class A Common Stock is traded on The New York Stock Exchange, Inc. (the "NYSE") under the symbol "SAH." The last NYSE sale price of the Class A Common Stock on November 30, 1998 was $26.94 per share. You are urged to obtain current market data.
---------
 * The shares offered hereby include the resale of 485,294 shares of Class A Common Stock and a presently indeterminate number of shares of Class A Common Stock issuable upon the conversion of certain shares of the Company's Class A Convertible Preferred Stock (the "Preferred Stock"). The number of shares indicated to be offered for resale hereby is an estimate based upon November 30, 1998 being the Preferred Stock conversion date for such shares of Preferred Stock. This estimate is subject to adjustment and could be materially less or more than such estimated amount depending upon factors we cannot now predict, including the future market price of the Class A Common Stock and the decisions by the holders of the Preferred
   Stock as to when to convert such shares. If the date of November 30, 1998 was used as the date of conversion for all such Preferred Stock, then the Company would be obligated to issue a total of approximately:

   (1) 123,732 shares of Class A Common Stock upon conversion of 2,566.5 shares of Class A Convertible Preferred Stock, Series II (the "Series II Preferred Stock"); and

   (2) 111,255 shares of Class A Common Stock upon conversion of 2,313 shares of Class A Convertible Preferred Stock, Series III (the "Series III Preferred Stock").

   You should not use the foregoing discussion as a prediction of the future market price of the Class A Common Stock or the date when holders will elect to convert Preferred Stock into shares of Class A Common Stock. See "Risk Factors -- Purchasers of the Shares Being Offered Will Be Diluted When Preferred Stock is Converted" and "Description of Capital Stock."

     See "Risk Factors" beginning on page 4 for a discussion of certain factors you should consider before purchasing any shares being offered.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.
     You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This Prospectus is not an offer to sell the shares and is not soliciting an offer to buy the shares in any state where the offer or sale is not permitted. You should not assume that the information in this Prospectus or any of its supplements is accurate as of any date other than the date on the front of these documents.


                 The date of this Prospectus is December , 1998

             WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY

     The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports and information relate to the Company's business, financial condition and other matters. You may read and copy these reports, proxy statements and other information at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the Commission's Public Reference Room in Washington, D.C. by calling the Commission at 1-800-SEC-0330. Copies may be obtained from the Commission upon payment of the prescribed fees. The Commission maintains an Internet Web site that contains reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. Such information may also be read and copied at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

     The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the Commission will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), until the selling security holders sell all the shares offered hereby or we decide or terminate this offering earlier:


  1.   The Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1997 (File No. 1-13395)
       (dated March 31, 1998) and Form 10-K/A Amendment No. 1 (dated April 8, 1998).
  2.   The Company's Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.
  3.   The Company's Current Reports on Form 8-K, filed the following dates: March 30, 1998, July 9, 1998, and
       July 24, 1998.
  4.   The Company's Amended Current Report on Form 8-K/A, filed on July 24, 1998, amending its Current Report on Form 8-K filed on March 30, 1998.
  5.   The Company's Amended Current Report on Form 8-K/A, filed on August 20, 1998, amending its Current
       Report on Form 8-K filed on July 24, 1998.
  6.   The description of the Company's Class A Common Stock contained in the Company's Registration Statement on Form 8-A, as amended, filed with the Commission pursuant to Section 12 of the Exchange Act.
  7.   The Company's Definitive Proxy Materials dated November 2, 1998.
  8.   The Company's Registration Statement on Form S-4 (Registration Nos. 333-64397 and 333-64397-001 through
       333-64397-044) dated November 3, 1998.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request, a copy of any or all of the documents incorporated by reference in this Prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference). Written or telephone requests should be directed to Mr. Todd Altenhan, Director of Investor Relations, 5401 East Independence Blvd., P.O. Box 18747, Charlotte, North Carolina, 28212, Telephone (704) 532-3320.

     This Prospectus is a part of a Registration Statement on Form S-3 (the "Registration Statement") filed with the Commission by the Company. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements about the contents of contracts or other documents contained in this Prospectus or in any other filing to which we refer you are not necessarily complete. You should review the actual copy of such documents filed as an exhibit to the Registration Statement or such other filing. Copies of the Registration Statement and these exhibits may be obtained from the Commission as indicated above upon payment of the fees prescribed by the Commission.

            CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Exchange Act. These statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things:

     (i) potential acquisitions by the Company;

     (ii) the Company's financing plans;

     (iii) trends affecting the Company's financial condition or results of operations; and

     (iv) the Company's business and growth strategies.

     Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Among others, factors that could adversely affect actual results and performance include:

     o local and regional economic conditions in the areas served by the Company;

     o the level of consumer spending;

     o relationships with manufacturers;

     o competition;

     o site selection and related traffic and demographic patterns;

     o inventory management and turnover levels;

     o realization of cost savings; and

     o the Company's success in integrating recent and potential future acquisitions.

     The accompanying information contained in this Prospectus, including, without limitation, the information set forth under the heading "Risk Factors," identifies important additional factors that could materially adversely affect actual results and performance. Prospective investors are urged to carefully consider such factors.

     All forward-looking statements attributable to the Company are expressly qualified in their entirety by the foregoing cautionary statement.

                                    SUMMARY

     The Company is one of the top ten automotive retailers in the United States, operating dealerships and collision repair centers in the metropolitan areas of the Southeast, Midwest and Southwest. We sell new and used cars and light trucks, sell replacement parts, provide vehicle maintenance, warranty, paint and repair services and arrange related financing and insurance for our automotive customers.

     The Company has implemented a "hub and spoke" acquisition strategy to acquire (i) well-managed dealerships in new growing metropolitan and suburban geographic markets, and (ii) additional dealerships in its existing markets that will allow the Company to capitalize on regional economies of scale, offer a greater breadth of products and services and/or increase brand diversity. In addition, we selectively acquire dealerships which have underperformed the industry average but which carry attractive product lines or have attractive locations. In such cases, our current managers will operate the acquired business to improve the return on our investment in the business. In addition to indentifying, consummating and integrating attractive acquisitions, we continually focus on improving our existing dealership operations.

     The Class A Common Stock is traded on the NYSE under the trading symbol "SAH." Our principal executive offices are located at 5401 East Independence Blvd., P.O. Box 18747, Charlotte, North Carolina 28212, Telephone (704) 532-3320.


                                 RISK FACTORS

     You should carefully consider and evaluate all of the information in this Prospectus, including the risk factors set forth below, before investing in the shares being offered.


Automobile Manufacturers Exercise Significant Control Over The Company's Operations and the Company Is Dependent on Them to Operate its Business

     Each of the Company's dealerships operates pursuant to a franchise agreement between the applicable automobile manufacturer (or authorized distributor thereof) (the "Manufacturer") and the subsidiary of the Company that operates such dealership. The Company is dependent to a significant extent on its relationships with such Manufacturers.

     Vehicles manufactured by the following Manufacturers accounted for the indicated approximate percentage of the Company's 1997 new vehicle revenues on a pro forma basis taking into account the Company's initial public offering in 1997, its reorganization in connection therewith and its acquisitions of businesses in 1997 and in 1998 (hereinafter referred to as "pro forma"):



                                    Percentage of
                                 Our 1997 New Vehicle
Manufacturer                      Pro Forma Revenues
------------------------------- ---------------------
  Ford Motor Company                     42.4%
  Chrysler Corporation                   18.6%
  Toyota Motor Sales (U.S.A.)            10.9%
  General Motors Corporation              6.7%

     No other Manufacturer accounted for more than 5% of the pro forma new vehicle sales of the Company during 1997. Accordingly, a significant decline in the sale of Ford, Chrysler, Toyota or GM new cars could have a material adverse effect on the Company.

     Manufacturers exercise a great degree of control over the operations of the Company's dealerships. Each of the franchise agreements provides for termination or non-renewal for a variety of causes, including any unapproved change of ownership or management and other material breaches of the franchise agreements. The Company believes that it will be able to renew all of its existing franchise agreements upon expiration.

     o There can be no assurance that any of our franchise agreements will be renewed or that the terms and conditions of such renewals will be favorable to the Company.

     o If a Manufacturer terminates or declines to renew one or more of the Company's significant franchise agreements, such action could have a material adverse effect on the Company and its business.

     o Actions taken by Manufacturers to exploit their superior bargaining position in negotiating the terms of such renewals or otherwise could also have a material adverse effect on the Company.

     The Company also depends on the Manufacturers to provide it with a desirable mix of popular new vehicles that produce the highest profit margins and which may be the most difficult to obtain from the Manufacturers.

     o If the Company is unable to obtain a sufficient allocation of the most popular vehicles, its profitability may be materially adversely affected. In some instances, in order to obtain additional allocations of these vehicles, the Company purchases a larger number of less desirable models than it would otherwise purchase and its profitability may be materially adversely affected thereby.

     o The Company's dealerships depend on the Manufacturers for certain sales incentives and other programs that are intended to promote dealership sales or support dealership profitability. Manufacturers have historically made many changes to their incentive programs during each year. A reduction or discontinuation of a Manufacturer's incentive programs may materially adversely affect the profitability of the Company.


A Manufacturer's Adversity May Adversely Affect the Company's Profitability

     The success of each of the Company's dealerships depends to a great extent on the Manufacturers':

     o financial condition;

     o marketing;

     o vehicle design;

     o production capabilities; and

     o management.

     Events such as strikes and other labor actions by unions, or negative publicity concerning a particular Manufacturer or vehicle model, may materially and adversely affect the Company. Similarly, the delivery of vehicles from Manufacturers later than scheduled, which may occur particularly during periods when new products are being introduced, can lead to reduced sales. Although, the Company has attempted to lessen its dependence on any one Manufacturer by establishing dealer relationships with a number of different domestic and foreign automobile Manufacturers, adverse conditions affecting Manufacturers, and Ford, Chrysler, Toyota or GM in particular, could have a material adverse effect on the Company. For instance, workers at a Chrysler engine plant went on strike in April 1997 for 29 days. The strike by the United Auto Workers caused Chrysler's vehicle production to drop during the Spring of 1997, especially for production of its most popular truck and van models. This strike materially affected the Company due to Chrysler's inability to provide the Company with a sufficient supply of new vehicles and parts during such period. In the event of another such strike, the Company may need to purchase inventory from other automobile dealers at prices higher than it would be required to pay to the affected Manufacturer in order to carry an adequate level and mix of inventory. Consequently, such events could materially adversely affect the financial results of the Company. In June 1998, the United Auto Workers went on strike at two GM facilities in Flint, Michigan. The strike lasted 53 days, causing 27 GM manufacturing facilities to shut down during the strike and severely affecting production of GM vehicles during the strike period.


The Company's Failure to Meet A Manufacturer's Consumer Satisfaction Requirements May Adversely Affect the Company's Ability to Acquire New Dealerships.

     Many Manufacturers attempt to measure customers' satisfaction with their sales and warranty service experiences through systems which vary from Manufacturer to Manufacturer but which are generally known as "CSI". These Manufacturers may use a dealership's CSI scores as a factor in evaluating applications for additional dealership acquisitions. The components of CSI have been modified from time to time in the past, and there is no assurance that such components will not be further modified or replaced by different systems in the future. To date, the Company has not been adversely affected by these standards and has not been denied approval of any acquisition based on low CSI scores, except for Jaguar's refusal to approve the acquisition of the Chattanooga Jaguar franchise comprising a portion of the Company's 1997 acquisitions which Jaguar claimed was in part due to CSI scores below the level expected of Jaguar dealership franchises. However, there can be no assurance that the Company will be able to comply with such standards in the future. Failure of the Company's dealerships to comply with the standards imposed by Manufacturers at any given time may have a material adverse effect on the Company.

     The Company must also obtain approvals by the applicable Manufacturer for any of its acquisitions. See " -- Risks Associated with Acquisitions May Hinder the Company's Ability to Increase Revenues or Earnings."


Automobile Retailing Is A Mature Industry With Limited Growth Potential in New Vehicle Sales and the Company Must Rely on Its Acquisition Strategy to Increase Its Revenues and Earnings.

     The United States automobile dealership industry generally is considered a mature industry in which minimal growth is expected in unit sales of new vehicles. As a consequence, growth in the Company's revenues and earnings is likely to be significantly affected by the Company's success in acquiring and integrating dealerships and the pace and size of such acquisitions.


The Cyclical and Local Nature of Automobile Sales May Adversely Affect the
   Company's Profitability

     The automobile industry is cyclical and historically has experienced periodic downturns characterized by oversupply and weak demand. Many factors affect the industry, including general economic conditions and consumer confidence, the level of discretionary personal income, interest rates and credit availability. For the year ended December 31, 1997, industry retail sales increased 0.1% as a result of retail car sales declines of 2.7% offset by retail truck sales gains of 3.8% from the same period in 1996. As of October 31, 1998, industry retail sales for the year to date increased 2.6% as a result of retail car sales declines of 1.6% offset by retail truck sale gains of 7.9% from the same period in 1997. Future recessions may have a material adverse effect on the Company's business.

     Local economic, competitive and other conditions also affect the performance of dealerships. The Company's dealerships currently are located in the Charlotte, Chattanooga, Daytona Beach, Nashville, Tampa/Clearwater, Houston, Atlanta, Columbus, Greenville/Spartanburg and Montgomery markets. While the Company intends to pursue acquisitions outside of these markets, the Company expects that the majority of its operations will continue to be concentrated in these areas for the foreseeable future. As a result, the Company's results of operations will depend substantially on general economic conditions and consumer spending habits in the Southeast and, to a lesser extent, in the Houston and Columbus markets, as well as various other factors, such as tax rates and state and local regulations, specific to North Carolina, Tennessee, Florida, Texas, Georgia, Ohio, South Carolina and Alabama. There can be no assurance that the Company will be able to expand geographically, or that any such expansion will adequately insulate it from the adverse effects of local or regional economic conditions.


High Competition in Automobile Retailing Reduces the Company's Profit Margins on Vehicle Sales.

     Automobile retailing is a highly competitive business with over 22,000 franchised automobile dealerships in the United States at the beginning of 1997. The Company's competition includes franchised automobile dealerships selling the same or similar makes of new and used vehicles offered by the Company in the same markets as the Company and sometimes at lower prices than those of the Company. These dealer competitors may be larger and have greater financial and marketing resources than the Company. Other competitors include other franchised dealers, private market buyers and sellers of used vehicles, used vehicle dealers, service center chains and independent service and repair shops. Gross profit margins on sales of new vehicles have been declining since 1986. The used car market faces increasing competition from non-traditional outlets such as used-vehicle "superstores," which use sales techniques such as one price shopping, and the Internet. Several groups have begun to establish nationwide networks of used vehicle superstores. In many of the markets where the Company has significant operations, used vehicle superstores operate in competition with the Company. "No negotiation" sales methods are also being tried for new cars by at least one of these superstores and by dealers for Saturn and other dealerships. Some recent market entrants may be capable of operating on smaller gross margins compared to the Company, and may have greater financial, marketing and personnel resources than the Company. In addition, Ford has announced that it is entering into joint ventures to acquire dealerships in various cities in the United States and other manufacturers may also directly enter the retail market in the future, which could have a material adverse effect on the Company. The increased popularity of short-term vehicle leasing also has resulted, as these leases expire, in a large increase in the number of late model vehicles available in the market, which puts added pressure on margins. As the Company seeks to acquire dealerships in new markets, it may face increasingly significant competition (including from other large dealer groups and dealer groups that have publicly-traded equity) as it strives to gain market share through acquisitions or otherwise.

     The Company's franchise agreements do not grant the Company the exclusive right to sell a Manufacturer's product within a given geographic area. The Company could be materially adversely affected if any of its Manufacturers award franchises to others in the same markets where the Company is operating. A similar adverse affect could occur if existing competing franchised dealers increase their market share in the Company's markets. The Company's gross margins may decline over time as it expands into markets where it does not have a leading position. These and other competitive pressures could materially adversely affect the Company's results of operations.


The Operating Condition of Acquired Businesses Cannot Be Determined Accurately Until the Company Assumes Control. The Company May Pay Too Much to Acquire Certain Businesses.

     Although the Company has conducted what it believes to be a prudent level of investigation regarding the operating condition of the businesses purchased by the Company in light of the circumstances of each transaction, certain unavoidable levels of risk remain regarding the actual operating condition of these businesses. Until the Company actually assumes operating control of such assets, it will not be able to ascertain their actual value and, therefore, will be unable to ascertain whether the acquisition price paid represented a fair valuation.


Risks of Consolidating Operations as a Result of Recent Acquisitions May Adversely Affect the Company's Future Operating Results.

     In connection with the Company's 1998 acquisitions, we acquired 17 dealerships. Each of these dealerships was operated and managed as a separate independent entity until acquired. The Company's future operating results will depend on our ability to integrate the operations of these businesses and manage the combined enterprise. There can be no assurance that we will be able to effectively and profitably integrate in a timely manner any of the dealerships included in the 1998 acquisitions or any future acquisitions, or to manage the combined entity without substantial costs, delays or other operational or financial problems. Our inability to do so could have a material adverse effect on the Company's business, financial condition and results of operations.


Risks Associated with Acquisitions May Hinder the Company's Ability to Increase Revenues and Earnings.

     The retail automobile industry is considered a mature industry in which minimal growth is expected in unit sales of new vehicles. Accordingly, the Company's future growth will depend in large part on its ability to acquire additional dealerships as well as on its ability to manage expansion, control costs in its operations and consolidate dealership acquisitions, including its 1998 acquisitions, into existing operations. In pursuing a strategy of acquiring other dealerships, the Company faces risks commonly encountered with growth through acquisitions. These risks include, but are not limited to:

     o incurring significantly higher capital expenditures and operating expenses,

     o failing to assimilate the operations and personnel of the acquired dealerships,

     o disrupting the Company's ongoing business,

     o dissipating the Company's limited management resources,

     o failing to maintain uniform standards, controls and policies,

     o impairing relationships with employees and customers as a result of changes in management and

     o causing increased expenses for accounting and computer systems, as well as integration difficulties.

     Failure to retain qualified management personnel at any acquired dealership may increase the risk associated with integrating such acquired dealership. Installing new computer systems has in the past disrupted existing operations as management and salespersons adjust to new technologies. In addition, as contracts with existing suppliers of the Company's computer systems expire, the Company's strategy may be to install new systems at its existing dealerships. The Company expects that it will take approximately six months to fully integrate an acquired dealership into the Company's operations and realize the full benefit of the Company's strategies and systems. There can be no assurance that the Company will be successful in overcoming these risks or any other problems encountered with such acquisitions, including in connection with the 1998 Acquisitions. Acquisitions may also result in significant goodwill and other intangible assets that are amortized in future years and reduce future stated earnings.

     Although there are many potential acquisition candidates that fit the Company's acquisition criteria, there can be no assurance that the Company will be able to consummate any such transactions in the future or identify those candidates that would result in the most successful combinations, or that future acquisitions will be able to be consummated at acceptable prices and terms. In addition, increased competition for acquisition candidates could result in fewer acquisition opportunities for the Company and higher acquisition prices. The magnitude, timing and nature of future acquisitions will depend upon various factors, including the availability of suitable acquisition candidates, competition with other dealer groups for suitable acquisitions, the negotiation of acceptable terms, the Company's financial capabilities, the availability of skilled employees to manage the acquired companies and general economic and business conditions.

     In addition, the Company's future growth as a result of its acquisition of automobile dealerships will depend on its ability to obtain the requisite Manufacturer approvals. There can be no assurance that it will be able to obtain such consents in the future.

     In certain cases, the Company may be required to file applications and obtain clearances under applicable federal antitrust laws before consummation of an acquisition. These regulatory requirements may restrict or delay the Company's acquisitions, and may increase the cost of completing such transactions.


Limitations on the Company's Financial Resources Available for Acquisitions and the Company's Possible Inability to Refinance Existing Debt May Restrict the Company's Future Growth.

     The Company intends to finance acquisitions with cash on hand, through issuances of equity or debt securities and through borrowings under credit arrangements. There is no assurance that the Company will be able to obtain additional debt or equity securities financing. Using cash to complete acquisitions could substantially limit the Company's operating or financial flexibility. Using stock to consummate acquisitions may be prohibited by the Company's franchise agreements with Manufacturers. If the Company is unable to obtain financing on acceptable terms, the Company may be required to reduce significantly the scope of its presently anticipated expansion, which could materially adversely affect the Company's business.

     In addition, the Company is dependent to a significant extent on its ability to finance the purchase of inventory, which in the automotive retail industry involves significant sums of money in the form of floor plan financing. As of September 30, 1998, the Company had approximately $174.0 million of floor plan indebtedness outstanding, all of which is under the Company's floor plan credit facility (the "Floor Plan Facility") with Ford Motor Credit. Substantially all the assets of the Company's dealerships are pledged to secure such indebtedness, which may impede the Company's ability to borrow from other sources. Ford Motor Credit is associated with Ford. Consequently, deterioration of the Company's relationship with Ford could adversely affect its relationship with Ford Motor Credit and vice-versa. In addition, the Company must obtain new floor plan financing or obtain consents to assume such financing in connection with its acquisition of dealerships.

     O. Bruton Smith, the Company's Chief Executive Officer and Chairman of the Board, initially guaranteed the obligations of the Company under the Company's unsecured line of credit (the "Revolving Facility") with Ford Motor Credit. Such obligations were further secured with a pledge of shares of common stock of Speedway Motorsports, Inc. owned by Sonic Financial Corporation, a corporation controlled by Mr. Smith, and having an estimated value at the time of pledge of approximately $50.0 million (the "Revolving Pledge"). In December 1997, upon the increase of the borrowing limit under the Revolving Facility to the current maximum loan commitment of $75.0 million, Mr. Smith's personal guarantee of the Company's obligations under the Revolving Facility was released, although the Revolving Pledge remained in place and Mr. Smith was required to lend $5.5 million (the "Subordinated Smith Loan") to the Company to increase its capitalization. The Subordinated Smith Loan was required by Ford Motor Credit as a condition to its agreement to increase the borrowing limit under the Revolving Facility because the net offering proceeds to the Company from its initial public offering in November 1997 were significantly less than expected by the Company and Ford Motor Credit.


Manufacturer Stock Ownership/Issuance Limits Limit the Company's Ability to Issue Additional Equity to Meet Its Financing Needs

     Standard automobile franchise agreements prohibit transfers of any ownership interests of a dealership and its parent, such as Sonic, and, therefore, often do not by their terms accommodate public trading of the capital stock of a dealership or its parent. All of the Manufacturers of which Company subsidiaries are franchisees have agreed to permit trading in the Class A Common Stock. A number of Manufacturers impose restrictions upon the transferability of the Class A Common Stock.

     o Ford may cause the Company to sell or resign from one or more of its Ford franchises if any person or entity (other than the current holders of the Company's Class B Common Stock, (together with the Class A Common Stock, the "Common Stock") and their lineal descendants and affiliates (collectively, the "Smith Group")) acquires 15% or more of the Company's voting securities.

     o General Motors, Toyota and Nissan Motor Corporation In U.S.A. ("Infiniti") may force the sale of their respective franchises if 20% of more of the Company's voting securities are so acquired.

     o American Honda Co., Inc. may force the sale of the Company's Honda franchise if any person or entity, excluding members of the Smith Group, acquires 5% of the Common Stock (10% if such entity is an institutional investor), and Honda deems such person or entity to be unsatisfactory.

     o Volkswagen of America, Inc. approved of the public sale of only 25% of the voting control of the Company and requires prior approval of any change in control or management of the Company that would affect the Company's control or management of its Volkswagen franchise subsidiaries.

     o Chrysler approved of the public sale of only 50% of the Common Stock and requires prior approval of any future sales that would result in a change in voting or managerial control of the Company.

     In a similar manner, the Company's lending arrangements require that voting control over the Company be maintained by the Smith Group. Any transfer of shares of the Company's Common Stock, including a transfer by members of the Smith Group, will be outside the control of the Company and, if such transfer results in a change in control of the Company, could result in the termination or non-renewal of one or more of its franchise agreements and in a default under its credit arrangements. Moreover, these issuance limitations may impede the Company's ability to raise capital through additional equity offerings or to issue Common Stock as consideration for, and therefore, to consummate, future acquisitions. Such restrictions also may prevent or deter prospective acquirors from acquiring control of the Company and, therefore, may adversely impact the Company's equity value.


Purchasers of the Shares Being Offered Will Be Diluted When Preferred Stock is Converted.

     Purchasers of the shares being offered may experience immediate and substantial dilution in the then-trading price of the Common Stock upon the conversion of Preferred Stock by selling security holders. The Preferred Stock entitles the holders thereof to convert such shares into shares of Class A Common Stock. The exact number of shares of Common Stock issuable upon conversion of all of the shares of Preferred Stock held by selling security holders cannot currently be estimated but, generally, such issuances of Common Stock will vary inversely with the market price of the Common Stock. If November 30, 1998 was used as the date of conversion of all shares of Preferred Stock held by the selling security holders, then the Company would be obligated to issue a total of approximately:

      (1) 123,732 shares of Class A Common Stock upon conversion of 2,566.5 shares of Series II Preferred Stock held by selling security holders; and

      (2) 111,255 shares of Class A Common Stock upon conversion of 2,313 shares of Series III Preferred Stock held by selling security holders.

     The number of shares of Class A Common Stock offered for resale by this Prospectus upon conversion of the shares of Preferred Stock held by selling security holders is an estimate based upon the average of the daily closing prices for the Common Stock on the NYSE for the 20 consecutive trading days ending one trading day prior to November 30, 1998. This number is subject to adjustment and could be materially less or more than such estimated amount depending upon factors which cannot be predicted by the Company at this time, including the future market price of the Common Stock and the decisions by the selling security holders as to when to convert such shares of Preferred Stock. Sales of substantial amounts of Class A Common Stock by such selling security holders, or the perception that such sales could occur, could adversely affect the market price for the Class A Common Stock.


Potential Adverse Market Price Effect of Additional Shares Eligible for Future
   Sale

     The 6,200,000 shares of Class B Common Stock owned beneficially by existing stockholders of the Company, the 30,000 shares of Class A Common Stock underlying options granted by the Company under its Directors Formula Stock Option Plan, the 119,187 shares of Class A Common Stock underlying warrants issued in connection with the Company's acquisitions, the 1,250,885 shares of Class A Common Stock underlying its outstanding Preferred Stock if such Preferred Stock were converted on November 30, 1998, and 485,294 shares of Class A Common Stock issued in connection with the Company's acquisitions, are "restricted securities" as defined in Rule 144 under the Securities Act, and may in the future be resold in compliance with Rule 144. The 6,200,000 shares of Class B Common Stock are subject to certain piggyback registration rights. In addition, the Company has granted options exercisable for 1,220,009 shares of Class A Common Stock under its 1997 Stock Option Plan and 1997 Employee Stock Purchase Plan, and all such shares are registered with the Commission and available for public resale. No prediction can be made as to the effect that resale of shares of Common Stock, or the availability of shares of Common Stock for resale, will have on the market price of the Class A Common Stock prevailing from time to time. The resale of substantial amounts of Common Stock, or the perception that such resales may occur, could materially and adversely affect prevailing market prices for the Common Stock and the ability of the Company to raise equity capital in the future.


Manufacturers' Restrictions on Acquisitions Could Limit the Company's Future Growth

     The Company is required to obtain the consent of the applicable Manufacturer prior to the acquisition of any additional dealership franchises. There can be no assurance that Manufacturers will grant such approvals. In the course of acquiring Jaguar franchises associated with dealerships in Chattanooga, Tennessee and Greenville, South Carolina, Jaguar declined to consent to the Company's proposed acquisitions of those franchises. Subsequently, the Company agreed with Jaguar not to acquire any Jaguar franchise until August 3, 2001. See " -- No Consent to Acquisitions from Jaguar." Obtaining the consent of the Manufacturers for acquisitions of dealerships could also take a significant amount of time. Obtaining the approvals of the Manufacturers for the Company's 1997 and 1998 acquisitions, other than Jaguar, which was not obtained, took approximately five months. Although no assurances can be given, the Company believes that Manufacturer approvals of subsequent acquisitions from Manufacturers with which the Company has previously completed applications and agreements may take less time. Excluding Jaguar, the Company has obtained Manufacturer consent to all of its 1998 acquisitions other than from Honda in the acquisition of Economy Honda in Chattanooga, Tennessee (the "Economy Honda Acquisition"). The Company currently expects to receive the consent of Honda to the Economy Honda Acquisition prior to the closing of this acquisition, although there can be no assurance that such consent will be obtained. See " -- No Consent from Honda for the Economy Honda Acquisition." If the Company experiences delays in obtaining, or fails to obtain, approvals of the Manufacturers for acquisitions of dealerships, the Company's growth strategy could be materially adversely affected. In determining whether to approve an acquisition, the Manufacturers may consider many factors, including the moral character, business experience, financial condition, ownership structure and CSI scores of the Company and its management. In addition, under an applicable franchise agreement or under state law a Manufacturer may have a right of first refusal to acquire a dealership in the event the Company seeks to acquire a dealership franchise.

     In addition, a Manufacturer may limit the number of such Manufacturers' dealerships that may be owned by the Company or the number that may be owned in a particular geographic area.

   o Ford currently limits the Company to no more than the lesser of (1) 15 Ford and 15 Lincoln Mercury dealerships or (2) that number of Ford and Lincoln Mercury dealerships accounting for 2% of the preceding year's retail sales of those brands in the United States. It also limits the Company to owning only one Ford dealership in any Ford-defined market area having three or less Ford dealerships in it and no more than 25% of the Ford dealerships in a market area having four or more Ford dealerships.

   o Chrysler has asked the Company to defer any further acquisitions of Chrysler or Chrysler division dealerships until it has established a proven performance record with the Chrysler dealerships it owns. BMW has made a similar request. Moreover, Chrysler's general policy of limits ownership to ten Chrysler dealerships in the United States, six Chrysler dealerships in the same Chrysler-defined sales zone and two dealerships in the same market (but no more than one like vehicle line brand in the same market).

   o Toyota currently limits the number of dealerships which may be owned by any one group to seven Toyota and three Lexus dealerships nationally and restricts the number of dealerships that may be owned to (1) the greater of one dealership, or 20% of the Toyota dealer count in a Toyota-defined "Metro" market, (2) the lesser of five dealerships or 5% of the Toyota dealerships in any Toyota region (currently 12 geographic regions), and
    (3) two Lexus dealerships in any one of the four Lexus geographic areas. Toyota further requires that at least nine months elapse between acquisitions.

   o Honda restricts any company from holding more than seven Honda or more than three Acura franchises nationally and to restrict the number of franchises to (1) one Honda dealership in a Honda-defined "Metro" market with two to 10 Honda dealership points, (2) two Honda dealerships in a Metro market with 11 to 20 Honda dealership points, (3) three Honda dealerships in a Metro market with 21 or more Honda dealership points, (4) no more than 4% of the Honda dealerships in any one of the 10 Honda geographic zones, (5) one Acura dealership in a Metro market, and (6) two Acura dealerships in any one of the six Acura geographic zones. Toyota and Honda also prohibit ownership of contiguous dealerships and the coupling of a franchise with any other brand without their consent. The Economy Honda Acquisition would violate Honda's contiguous dealership policy since it would result in the Company having two contiguous dealership points in Chattanooga. See " -- No Consent from Honda for Economy Honda Acquisition."

   o GM has limited the number of GM dealerships that the Company may acquire during the next 12 months to five additional GM dealership locations, which number may be increased on a case-by-case basis. In addition, GM limits the maximum number of GM dealerships that the Company may acquire to 50% of the GM dealerships, by franchise line, in a GM-defined geographic market area having multiple GM dealers.

     As a condition to granting their consent to the Company's 1997 acquisitions, a number of Manufacturers have also imposed certain other restrictions on the Company. These restrictions principally consist of restrictions on (1) certain material changes in the Company or extraordinary corporate transactions such as a merger, sale of a material amount of assets or change in the Board of Directors or management of the Company which could have a material adverse effect on the Manufacturer's image or reputation or could be materially incompatible with the Manufacturer's interests; (2) the removal of a dealership general manager without the consent of the Manufacturer; and (3) the use of dealership facilities to sell or service new vehicles of other manufacturers. If the Company is unable to comply with these restrictions, the Company generally must (1) sell the assets of the dealerships to the Manufacturer or to a third party acceptable to the Manufacturer, or (2) terminate the dealership agreements with the Manufacturer. Other manufacturers may impose other and more stringent restrictions in connection with future acquisitions.

     The Company will own, after giving effect to its 1998 acquisitions, nine Chrysler franchises, seven Ford franchises, four BMW franchises, four GM franchises, three Toyota franchises, three Volkswagen franchises, three KIA franchises, three Mercury franchises, two Honda franchises, two Lincoln franchises, two Hyundai franchises, two Mitsubishi franchises, and one franchise each of Acura, Infiniti, Isuzu, Mercedes and Subaru. See " -- No Consent from Honda for Economy Honda Acquisition" and " -- No Consent to Acquisitions from Jaguar."


No Consent from Honda for Economy Honda Acquisition

     The Company has requested the consent of Honda to the Economy Honda Acquisition. Honda has informed the Company that its acquisition of the Economy Honda dealership would violate Honda's policy against the ownership of contiguous dealerships, since the Company already owns the Cleveland Village Honda dealership located in the Chattanooga market. Therefore, Honda's approval of the Economy Honda Acquisition, is contingent upon the Company divesting its ownership of the Cleveland Village Honda dealership. The Company is currently negotiating with potential buyers for the sale of the Cleveland Village Honda dealership. There can be no assurance that the Company will be able to sell the Cleveland Village Honda dealership or that the approval of Honda to the Economy Honda Acquisition will be obtained. On a pro forma basis, the Cleveland Village Honda dealership accounted for, and the Economy Honda Dealership would have accounted for, approximately 1.9% and 2.7% of the Company's 1997 revenues and approximately 2.1% and 3.0% of gross profits, respectively.


No Consent to Acquisitions from Jaguar

     In the course of acquiring Jaguar franchises in Chattanooga, Tennessee and Greenville, South Carolina, Jaguar declined to consent to the Company's proposed acquisitions of these franchises. In settling legal actions brought against Jaguar by the seller of the Chattanooga Jaguar franchise, the Company agreed with Jaguar not to acquire any Jaguar franchise until August 3, 2001. The Chattanooga and Greenville Jaguar franchises, individually and in the aggregate, would have accounted for less than 1% of the Company's 1997 revenues and gross profits on a pro forma basis.


Potential Conflicts of Interest Between the Company and Its Officers Could Adversely Affect the Company's Future Performance

     Bruton Smith will continue to serve as the Chairman and Chief Executive Officer of Speedway Motorsports, Inc. Accordingly, the Company will compete with Speedway Motorsports for the management time of Mr. Smith. Under his employment agreement with the Company, Mr. Smith is required to devote approximately 50% of his business time to the affairs of the Company. The remainder of his business time may be devoted to other entities including Speedway Motorsports.

     The Company has in the past and will likely in the future enter into transactions with entities controlled by either Mr. Smith or Nelson Bowers or other affiliates of the Company, including transactions with Mar Mar Realty Trust ("MMRT"), a real estate investment trust for which Mr. Smith serves as chairman of MMRT's board of trustees and is presently its largest shareholder. The Company has recently entered into certain transactions with MMRT. The Company believes that all of its existing arrangements are favorable to the Company and were entered into on terms that, taken as a whole, reflect arm's-length negotiations, although certain lease provisions included in such transactions may be at below-market rates. Since no independent appraisals evaluating these business transactions were obtained, there can be no assurance that such transactions are on terms no less favorable than could have been obtained from unaffiliated third parties. Potential conflicts of interest could also arise in the future between the Company and these affiliated parties in connection with the enforcement, amendment or termination of these arrangements. The Company anticipates renegotiating its leases with all related parties at lease expiration at fair market rentals, which may be higher than current rents.

     In addition to his interest and responsibilities with the Company, Nelson Bowers, the Company's Executive Vice President, has ownership interests in several non-Company entities, including a Toyota dealership in Cleveland, Tennessee, an auto body shop in Chattanooga, Tennessee, and an used-car auction house. These enterprises are involved in businesses that are related to, and that compete with, the businesses of the Company. Pursuant to his employment agreement, Mr. Bowers is not permitted to participate actively in the operation of those businesses and is only permitted to maintain a passive investment in these enterprises.

     Under the General Corporation Law of Delaware generally, a corporate insider is precluded from acting on a business opportunity in his individual capacity if that opportunity is one which the corporation is financially able to undertake, is in the line of the corporation's business, is of practical advantage to the corporation and is one in which the corporation has an interest or reasonable expectancy. Accordingly, corporate insiders are generally required to engage in new business opportunities of the Company only through the Company unless a majority of the Company's disinterested directors decide under the standards discussed above that it is not in the best interest of the Company to pursue such opportunities.

     The Company's Amended and Restated Certificate of Incorporation (the "Charter") contains provisions providing that transactions between the Company and its affiliates must be no less favorable to the Company than would be available in corporate transactions in arm's-length dealing with an unrelated third party. Moreover, any such transactions involving aggregate payments in excess of $500,000 must be approved by a majority of the Company's directors and a majority of the Company's independent directors. Otherwise, the Company must obtain an opinion as to the financial fairness of the transaction to be issued by an investment banking or appraisal firm of national standing. In addition, the terms of the Revolving Facility, and the terms of the Indenture will restrict, certain transactions with affiliates.


Lack of Majority of Independent Directors Could Result in Conflicts with Management and Majority Shareholders That May Reduce the Company's Future Performance.

     Independent directors do not constitute a majority of the Board, and the Company's Board may not have a majority of independent directors in the future. In the absence of a majority of independent directors, the Company's executive officers, who also are principal stockholders and directors, could establish policies and enter into transactions without independent review and approval thereof, subject to certain restrictions under the Charter. These and other transactions could present the potential for a conflict of interest between the Company and its minority stockholders and the controlling officers, stockholders or directors.


The Loss of Key Personnel and the Limited Management and Personnel Resources of the Company Could Adversely Affect the Company's Operations and Growth

     The Company's success depends to a significant degree upon the continued contributions of its management team (particularly its senior management) and service and sales personnel. Additionally, Manufacturer franchise agreements require the prior approval of the applicable Manufacturer before any change is made in franchise general managers. For instance, Volvo has required that Nelson Bowers and Richard Dyer maintain a 20% interest in, and be the general managers of, the Company's Volvo dealerships formerly owned by them. Consequently, the loss of the services of one or more of these key employees could have a material adverse effect on the Company. Although the Company has employment agreements with Bruton Smith, Bryan Scott Smith, the Company's President and Chief Operating Officer, Dennis D. Higginbotham, the Company's President of Retail Operations, Nelson Bowers, Theodore M. Wright, the Company's Chief Financial Officer, Vice President-Finance, Treasurer and Secretary, O. Ken Marks, Jr., a Regional Vice President of the Company, and Jeffrey C. Rachor, a Regional Vice President of the Company, the Company will not have employment agreements in place with other key personnel. In addition, as the Company expands it may need to hire additional managers and will likely be dependent on the senior management of any businesses acquired. The market for qualified employees in the industry and in the regions in which the Company operates, particularly for general managers and sales and service personnel, is highly competitive and may subject the Company to increased labor costs in periods of low unemployment. The loss of the services of key employees or the inability to attract additional qualified managers could have a material adverse effect on the Company. In addition, the lack of qualified management or employees employed by the Company's potential acquisition candidates may limit the Company's ability to consummate future acquisitions.


Seasonality of the Automotive Retail Business Adversely Affects First Quarter Revenues.

     The Company's business is seasonal, with a disproportionate amount of revenues occurring in the second, third and fourth fiscal quarters.


Imported Product Restrictions and Foreign Trade Risks May Impair the Company's Ability to Sell Foreign Vehicles Profitably.

     Certain motor vehicles retailed by the Company, as well as certain major components of vehicles retailed by the Company, are of foreign origin. Accordingly, the Company is subject to the import and export restrictions of various jurisdictions and is dependent to some extent upon general economic conditions in and political relations with a number of foreign countries, particularly Germany, Japan and Sweden. Additionally, fluctuations in currency exchange rates may adversely affect the Company's sales of vehicles produced by foreign manufacturers. Imports into the United States may also be adversely affected by increased transportation costs and tariffs, quotas or duties.


Governmental Regulation and Environmental Regulation Compliance Costs May Adversely Affect the Company's Profitability.

     The Company is subject to a wide range of federal, state and local laws and regulations, such as local licensing requirements, and consumer protection laws. The violation of these laws and regulations can result in civil and criminal penalties being levied against the Company or in a cease and desist order against Company operations that are not in compliance. Future acquisitions by the Company may also be subject to regulation, including antitrust reviews. The Company believes that it complies in all material respects with all laws and regulations applicable to its business, but future regulations may be more stringent and require the Company to incur significant additional costs.

     The Company's facilities and operations are also subject to federal, state and local laws and regulations relating to environmental protection and human health and safety, including those governing wastewater discharges, air emissions, the operation and removal of underground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials and wastes and the remediation of contamination associated with such disposal or release. Certain of these laws and regulations may impose joint and several liability on certain statutory classes of persons for the costs of investigation and/or remediation of contaminated properties, regardless of fault or the legality of the original disposal. These persons include the present or former owner or operator of a contaminated property and companies that generated, disposed of or arranged for the disposal of hazardous substances found at the property.

     Past and present business operations of the Company subject to such laws and regulations include the use, storage handling and contracting for recycling or disposal of hazardous or toxic substances or wastes, including environmentally sensitive materials such as motor oil, waste motor oil and filters, transmission fluid, antifreeze, freon, waste paint and lacquer thinner, batteries, solvents, lubricants, degreasing agents, gasoline and diesel fuels. The Company is subject to other laws and regulations as a result of the past or present existence of underground storage tanks at many of the Company's properties. The Company, like many of its competitors, has incurred, and will continue to incur, capital and operating expenditures and other costs in complying with such laws and regulations. In addition, soil and groundwater contamination exist at certain of the Company's properties, and there can be no assurance that other properties have not been contaminated by any leakage from underground storage tanks or by any spillage or other releases of hazardous or toxic substances or wastes. In addition, in connection with the Company's recent or expected acquisitions, the Company could become subject to new or unforeseen environmental costs or liabilities, certain of which could be material.

     Certain laws and regulations, including those governing air emissions and underground storage tanks, have been amended so as to require compliance with new or more stringent standards as of future dates. The Company cannot predict what other environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist in the future. Compliance with new or more stringent laws or regulations, stricter interpretation of existing laws or the future discovery of environmental conditions may require additional expenditures by the Company, some of which may be material.

Concentration of Voting Power and Antitakeover Provisions of the Company's Charter May Reduce Stockholder Value in Any Potential Change of Control of the Company

     The Common Stock is divided into two classes with different voting rights, which allows for the maintenance of control of the Company by the holders of the Class B Common Stock. Holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of the Company. Holders of Class B Common Stock are entitled to ten votes per share on all matters, except that the Class B Common Stock is entitled to only one vote per share with respect to any transaction proposed or approved by the Company's Board of Directors, proposed by or on behalf of the holders of the Class B Common Stock or their affiliates or as to which any members of the Smith Group or any affiliate thereof has a material financial interest (other than as a then existing stockholder of the Company) constituting a (a) "going private" transaction, (b) disposition of substantially all of the Company's assets, (c) transfer resulting in a change in the nature of the Company's business, or (d) merger or consolidation in which current holders of Common Stock would own less than 50% of the Common Stock following such transaction. The two classes vote together as a single class on all matters, except where class voting is required by Delaware law, which exception would apply, among other situations, to a vote on any proposal to modify the voting rights of the Class A Common Stock. See "Description of Capital Stock." As of October 23, 1998, the holders of Class B Common Stock had approximately 89.7% of the combined voting power of the outstanding voting capital stock of the Company, representing 52.8% of such outstanding voting shares. Accordingly such holders of Class B Common Stock effectively have the ability to elect all of the directors of the Company and to control all other matters requiring the approval of the Company's stockholders. In addition, the Company may issue additional shares of Class B Common Stock to members of the Smith Group in the future for fair market value.


     The disproportionate voting rights of the Class B Common Stock under the above-mentioned circumstances could have a material adverse effect on the market price of the Class A Common Stock. Such disproportionate voting rights may make the Company a less attractive target for a takeover than it otherwise might be, or render more difficult or discourage a merger proposal, a tender offer or a proxy contest, even if such actions were favored by a majority of the holders of the Class A Common Stock.

     Certain provisions of the Certificate and the Company's Bylaws make it more difficult for stockholders of the Company to effect certain corporate actions. See "Description of Capital Stock -- Delaware Law, Certain Charter and Bylaw Provisions and Certain Franchise Agreement Provisions." Under the Company's 1997 Stock Option Plan, options outstanding thereunder become immediately exercisable upon a change in control of the Company. The agreements, corporate documents and laws described above, as well as provisions of the Company's franchise agreements (permitting Manufacturers to terminate such agreements upon a change of control) and provisions of the Company's lending arrangements (creating an event of default thereunder upon a change in control), may have the effect of delaying or preventing a change in control of the Company or preventing stockholders from realizing a premium on the sale of their shares of Class A Common Stock upon an acquisition of the Company.


Year 2000 Computer Problems May Create Costs and Problems Adversely Affecting the Company's Profitability

     The Company recognizes the need to ensure that its operations will not be adversely impacted by Year 2000 software failures and it has completed an assessment of its own operations in this regard. The Company has determined that its systems are currently Year 2000 compliant and that the costs associated with making its systems Year 2000 compliant were immaterial. However, many of the Company's lenders and suppliers, including the Company's suppliers that provide finance and insurance products, may be impacted by Year 2000 complications. The Company is in the process of making inquiries to its lenders and suppliers regarding their Year 2000 compliance efforts, and is reviewing the Year 2000 disclosures in documents filed with the Commission for those lenders and suppliers that are publicly-held companies. The Company does not believe that failure of the Company's lenders or suppliers to ensure that their computer systems are Year 2000 compliant will have a material adverse impact on the Company's business, results of operations, and financial condition, although no assurances can be given in this regard. Furthermore, there can be no assurances that Year 2000 deficiencies on the part of dealerships to be acquired by the Company would not have a material adverse impact on the Company's business, results of operations, and financial condition.

     The Company has not yet established a contingency plan in the event that its expectations regarding Year 2000 problems are incorrect, but the Company intends to create such a contingency plan within the next six months. At this time, it is impossible to state with certainty whether Year 2000 computer software or equipment failures on the part of the Company or third parties involved with the Company will have a material adverse impact on the Company's results of operations, liquidity and financial condition. However, based on the Company's assessment of its own operations, the Company believes that it is adequately prepared to deal with Year 2000 problems which may arise.


Amortization of Goodwill From Acquisitions Could Change, Resulting in Significant Reduction in Earnings for Future Periods

     Goodwill would have represented approximately 33.2% and 124.0% of the Company's total assets and stockholders' equity, respectively, as of September 30, 1998. Goodwill arises when an acquiror pays more for a business than the fair value of the tangible and separately measurable intangible net assets. Generally accepted accounting principles require that this and all other intangible assets be amortized over the period benefited. The Company determined that the period benefited by the goodwill will be no less than 40 years. If the Company were not to separately recognize a material intangible asset having a benefit period less than 40 years, or were not to give effect to shorter benefit periods of factors giving rise to a material portion of the goodwill, earnings reported in periods immediately following the acquisition would be overstated. In later years, the Company would be burdened by a continuing charge against earnings without the associated benefit to income valued by management in arriving at the consideration paid for the businesses. Earnings in later years also could be significantly affected if management determined then that the remaining balance of goodwill was impaired. The Company reviewed with its independent accountants all of the factors and related future cash flows which it considered in arriving at the amount incurred in the 1998 Acquisitions. The Company concluded that the anticipated future cash flows associated with intangible assets recognized in the acquisitions will continue indefinitely, and there is no persuasive evidence that any material portion will dissipate over a period shorter than 40 years.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale by the selling security holders of the shares offered hereby. The proceeds from the sales of shares offered hereby shall be retained solely for the account of the selling security holders.


                           SELLING SECURITY HOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the shares to be offered hereby as of November 30, 1998, and as adjusted to reflect the sale of the securities offered hereby, by the selling security holders. Except as otherwise indicated, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their securities, except to the extent that authority is shared by spouses under applicable law or as otherwise noted below. The information in the table concerning the selling security holders who may offer Class A Common Stock hereunder from time to time is based on information provided to the Company by such securityholders, except for the assumed conversion ratio of shares of Preferred Stock into Common Stock, which is based solely on the assumptions discussed or referenced in footnote (1) to the table. Information concerning such selling security holders may change from time to time and any changes of which the Company is advised will be set forth in a Prospectus Supplement to the extent required. See "Plan of Distribution." To the knowledge of the Company, none of the selling security holders has had within the past three years any material relationship with the Company or any of its predecessors or affiliates, except as set forth in the end notes to the following table.



                                           Shares                                  Shares
                                        Beneficially            Shares          Beneficially
                                       Owned Prior to         to be Sold         Owned After
                                      the Offering (1)   in the Offering (1)    the Offering
                                     ------------------ --------------------- -----------------
Name of Selling Stockholder                Number               Number         Number   Percent
------------------------------------ ------------------ --------------------- -------- --------
Dennis Higginbotham ................       485,294(2)          485,294             0      *
Aldo B. Paret(3) ...................       112,255             111,255         1,000      *
Century Auto Sales, Inc ............       104,209             104,209             0      *
Fairway Management Company .........        19,523              19,523             0      *

---------
*Represents less than 1% of the outstanding Common Stock.

(1) Except in the case of Shares indicated with the footnote (2), such beneficial ownership represents an estimate of the number of shares of Class A Common Stock issuable upon the conversion of shares of Preferred Stock beneficially owned by such person, assuming November 30, 1998 is the conversion date for such Preferred Stock. The average of the daily closing prices of the Class A Common Stock on the NYSE for the 20 consecutive trading days ending on the trading day immediately before such date was used to determine the number of shares of Class A Common Stock issuable upon conversion of the Preferred Stock. The actual number of shares of Class A Common Stock offered hereby is subject to adjustment and could be materially less or more than the estimated amount indicated depending upon factors which cannot be predicted by the Company at this time, including, among others, application of the conversion provisions based on market prices prevailing at the actual date of conversion. You should not use the foregoing information as a prediction of the future market price of the Class A Common Stock or the date when holders will elect to convert shares of Preferred Stock into shares of Class A Common Stock. The shares of Preferred Stock were issued in private placement transactions that were exempt from the registration requirements of the Securities Act. See "Risk Factors -- Purchasers of the Shares Being Offered Will Be Diluted When Preferred Stock is Converted."

(2) Represents beneficial ownership of shares of Class A
Common Stock issued in a private placement to Mr. Higginbotham in connection with the acquisition of businesses owned by him. Mr. Higginbotham has been the President of Retail Operations of the Company since September 1998. Prior to joining the Company, Mr. Higginbotham owned a controlling interest in, and served as the president of, Higginbotham Chevrolet-Oldsmobile, Halifax Ford-Mercury and Higginbotham Automobiles, each of which was acquired by the Company in September 1998.

(3) Mr. Paret is currently employed by the Company's subsidiary, Casa Ford of Houston, Inc., pursuant to an employment agreement entered into in July 1998. Prior to joining the Company, Mr. Paret owned a controlling interest in, and served as the president of, Casa Ford of Houston, Inc., which was acquired by the Company in July, 1998.

                             PLAN OF DISTRIBUTION

     The selling security holders may sell or distribute some or all of the shares from time to time through dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses and block transactions) on the NYSE or other exchanges on which the Class A Common Stock may be listed for trading, in privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in brokerage transactions, or in a combination of such transactions. Such transactions may be effected by the selling security holders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, or other agents participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the selling security holders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, or other agent might be in excess of those customary in the type of transaction involved. This Prospectus also may be used, with the Company's consent, by donees of the selling security holders, or by other persons, including pledgees, acquiring the shares and who wish to offer and sell such shares under circumstances requiring or making desirable its use. To the extent required, the Company will file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to set forth the names of donees or pledgees of selling security holders and any other material information with respect to the plan of distribution not previously disclosed.

     The selling security holders and any such brokers, dealers or other agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such brokers, dealers or other agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the selling security holders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any selling security holder and any other selling security holder, broker, dealer or other agent relating to the sale or distribution of the shares.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the Common Stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling security holders. All of the foregoing may affect the marketability of the Class A Common Stock.

     The Company will pay substantially all of the expenses incident to this offering of the shares by the selling security holders to the public other than commissions, concessions and discounts of brokers, dealers or other agents. Each selling security holder may indemnify any broker, dealer, or other agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The Company may agree to indemnify the selling security holders and any such statutory "underwriters" and controlling persons of such "underwriters" against certain liabilities, including certain liabilities under the Securities Act.

     In order to comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers.


                               MATERIAL CHANGES

     There have been no material changes in the Company's affairs which have occurred since the end of the latest fiscal year for which certified financial statements were included in the latest annual report to security holders and which have not been described in a report on Form 10-Q or Form 8-K under the Exchange Act.

     The historical audited financial statements of businesses acquired by the Company since December 31, 1997 and the financial statements of the Company pro forma for such acquisitions are hereby incorporated by reference to the Unaudited Pro Forma Consolidated Financial Data of the Company for the year ended December 31, 1997 and the six months ended June 30, 1998, the combined financial statements of Clearwater Dealerships and Affiliated Companies, the combined financial statements of Hatfield Automotive Group, the financial statements of Economy Honda Cars, the financial statements of Casa Ford of Houston, Inc., the combined financial statements of the Higginbotham Automotive Group, the financial statements of Dyer & Dyer, Inc., the combined financial statements of Bowers Dealerships and Affiliated Companies, the combined financial statements of Lake Norman Dodge, Inc. and Affiliated Companies, and the financial statements of Ken Marks Ford, Inc., which are included in the final prospectus dated November 5, 1998 that was included in the Company's Registration Statement on Form S-4 (Registration Nos. 333-64397 and 333-64397-001 through 333-64397-044), which was filed with the Commission by the Company on November 3, 1998 and declared effective by the Commission on November 5, 1998.


                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of (i) 50,000,000 shares of Class A Common Stock, $.01 par value, (ii) 15,000,000 shares of Class B Common Stock, $.01 par value, and (iii) 3,000,000 shares of preferred stock, $.10 par value (of which 300,000 shares have been designated as the Preferred Stock). As of October 23, 1998, the Company had 5,588,888 outstanding shares of Class A Common Stock, 6,200,000 outstanding shares of Class B Common Stock and 27,058.8 outstanding shares of the Preferred Stock.

     The following summary description of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the Company's Amended and Restated Certificate of Incorporation (the "Charter") (which was filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-33295)), the Company's Certificate of Designations relating to the Preferred Stock (the "Designation") (which was filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31,
1998), and to Delaware law. Reference is made to such exhibits and to Delaware law for a detailed description of the provisions thereof summarized below.


Common Stock

     The Company's Class A Common Stock and Class B Common Stock are equal in all respects except for voting rights, conversion rights of the Class B Common Stock and as required by law, as discussed more fully below.


     Voting Rights; Conversion of Class B Common Stock to Class A Common Stock

     The voting powers, preferences and relative rights of the Class A Common Stock and the Class B Common Stock are subject to the following provisions. Holders of Class A Common Stock have one vote per share on all matters submitted to a vote of the stockholders of the Company. Holders of Class B Common Stock are entitled to ten votes per share except as described below. Holders of all classes of Common Stock entitled to vote will vote together as a single class on all matters presented to the stockholders for their vote or approval except as otherwise required by Delaware Law. There is no cumulative voting with respect to the election of directors. In the event any shares of Class B Common Stock held by a member of the Smith Group are transferred outside of the Smith Group, such shares will automatically be converted into shares of Class A Common Stock. In addition, if the total number of shares of Common Stock held by members of the Smith Group is less than 15% of the total number of shares of Common Stock outstanding, all of the outstanding shares of Class B Common Stock automatically will be reclassified as Class A Common Stock. In any merger, consolidation or business combination, the consideration to be received per share by holders of Class A Common Stock must be identical to that received by holders of Class B Common Stock, except that in any such transaction in which shares of common stock are distributed, such shares may differ as to voting rights to the extent that voting rights now differ between the classes of Common Stock.

     Notwithstanding the foregoing, the holders of Class A Common Stock and Class B Common Stock vote as a single class, with each share of each class entitled to one vote per share, with respect to any transaction proposed or approved by the Board of Directors of the Company or proposed by or on behalf of holders of the Class B Common Stock or as to which any member of the Smith Group or any affiliate thereof has a material financial interest other than as a then existing stockholder of the Company constituting a (a) "going private" transaction, (b) sale or other disposition of all or substantially all of the Company's assets, (c) sale or transfer which would cause the nature of the Company's business to be no longer primarily oriented toward automobile dealership operations and related activities or (d) merger or consolidation of the Company in which the holders of the Common Stock will own less than 50% of the Common Stock following such transaction. A "going private" transaction is defined as any "Rule 13e-3 Transaction," as such term is defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934. An "affiliate" is defined as (i) any individual or entity who or that, directly or indirectly, controls, is controlled by, or is under common control with any member of the Smith Group, (ii) any corporation or organization (other than the Company or a majority-owned subsidiary of the Company) of which any member of the Smith Group is an officer partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of voting securities, or in which any member of the Smith Group has a substantial beneficial interest, (iii) a voting trust or similar arrangement pursuant to which any member of the Smith Group generally controls the vote of the shares of Common Stock held by or subject to such trust or arrangement, (iv) any other trust or estate in which any member of the Smith Group has a substantial beneficial interest or as to which any member of the Smith Group serves as trustee or in a similar fiduciary capacity, or (v) any relative or spouse of any member of the Smith Group or any relative of such spouse, who has the same residence as any member of the Smith Group.

     As used in this Prospectus, the term the "Smith Group" consists of the following persons: (i) Mr. Smith and his guardian, conservator, committee, or attorney-in-fact; (ii) William S. Egan and his guardian, conservator, committee, or attorney-in-fact; (iii) each lineal descendant of Messrs. Smith and Egan (a "Descendant") and their respective guardians, conservators, committees or attorneys-in-fact; and (iv) each "Family Controlled Entity." The term "Family Controlled Entity" means (i) any not-for-profit corporation if at least 80% of its board of directors is composed of Mr. Smith, Mr. Egan and/or Descendants; (ii) any other corporation if at least 80% of the value of its outstanding equity is owned by members of the Smith Group; (iii) any partnership if at least 80% of the value of the partnership interests are owned by members of the Smith Group; and (iv) any limited liability or similar company if at least 80% of the value of the company is owned by members of the Smith Group. For a discussion of the effects of the disproportionate voting rights of the Common Stock, see "Risk Factors -- Concentration of Voting Power and Antitakeover Provisions of the Company's Charter May Reduce Stockholder Value in Any Potential Change of Control of the Company."

     Under the Company's Charter and Delaware Law, the holders of Class A Common Stock and/or Class B Common Stock are each entitled to vote as a separate class, as applicable, with respect to any amendment to the Company's Certificate that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or modify or change the powers, preferences or special rights of the shares of such class so as to affect such class adversely.


     Dividends

     Holders of the Class A Common Stock and the Class B Common Stock are entitled to receive ratably such dividends, if any, as are declared by the Company's Board of Directors out of funds legally available for that purpose, provided, that dividends paid in shares of Class A Common Stock or Class B Common Stock shall be paid only as follows: shares of Class A Common Stock shall be paid only to holders of Class A Common Stock and shares of Class B Common Stock shall be paid only to holders of Class B Common Stock. The Company's Charter provides that if there is any dividend, subdivision, combination or reclassification of either class of Common Stock, a proportionate dividend, subdivision, combination or reclassification of the other class of Common Stock shall simultaneously be made.


     Other Rights

     Stockholders of the Company have no preemptive or other rights to subscribe for additional shares. In the event of the liquidation, dissolution or winding up of the Company, holders of Class A Common Stock and Class B Common Stock are entitled to share ratably in all assets available for distribution to holders of Common Stock after payment in full of creditors. No shares of any class of Common Stock are subject to a redemption or a sinking fund.


     Transfer Agent and Registrar

     The Company has appointed First Union National Bank as the transfer agent and registrar for the Common Stock.


Preferred Stock

     Dividends. The Preferred Stock has no preferential dividends. Rather, holders of Preferred Stock are entitled to participate in dividends payable on the Class A Common Stock on an "as-if-converted" basis.

     Voting Rights. Each share of Preferred Stock entitles its holder to a number of votes equal to that number of shares of Class A Common Stock into which it could be converted as of the record date for the vote.

     Liquidation Rights. The Preferred Stock has a liquidation preference of $1,000 per share.

     Conversion Rights. Each share of Preferred Stock is convertible into shares of Class A Common Stock at the holder's option at specified conversion rates. After the second anniversary of the date of issuance, any shares of Preferred Stock which have not been converted are subject to mandatory conversion to Class A Common Stock at the option of the Company. No fractional shares of Class A Common Stock will be issued upon conversion of any shares of Preferred Stock. Instead, the Company will pay cash equal to the value of such fractional share.

     Generally, each share of Preferred Stock is convertible into that number of shares of Class A Common Stock that has an aggregate Market Price at the time of conversion equal to $1,000 (with certain adjustments for the Series II and Series III Preferred Stock). "Market Price" is defined as the average closing price per share of Class A Common Stock on the

New York Stock Exchange for the twenty trading days immediately preceding the date of conversion. If the Class A Common Stock is no longer listed on the New York Stock Exchange, then the Market Price will be determined on the basis of prices reported on the principal exchange on which the Class A Common Stock is listed, or if not so listed, prices furnished by NASDAQ. If the Class A Common Stock is not listed on an exchange or reported on by NASDAQ, then the Market Price will be determined by the Company's Board of Directors.

     Before the first anniversary of the date of issuance of Preferred Stock, each holder of Preferred Stock is unable to convert without first giving Sonic ten business days' notice and an opportunity to redeem such Preferred Stock at the then applicable redemption price.

     Redemption. The Preferred Stock is redeemable at the Company's option at any time after the date of issuance. The redemption price for the Series I Preferred Stock is $1,000 per share. The redemption price for the Series II Preferred Stock and the Series III Preferred Stock is as follows: (i) prior to the second anniversary of the date of issuance, the redemption price is the greater of $1,000 per share or the aggregate Market Price of the Class A Common Stock into which it could be converted at the time of redemption, and (ii) after the second anniversary of the date of issuance, the redemption price is the aggregate Market Price of the Class A Common Stock into which it could be converted at the time of redemption. There is no restriction on Sonic's ability to redeem the Preferred Stock while there is an arrearage in payment of dividends on such Preferred Stock.


Delaware Law, Certain Charter and Bylaw Provisions and Certain Franchise
   Agreement Provisions

     Certain provisions of Delaware Law and of the Company's Charter and Bylaws, summarized in the following paragraphs, may be considered to have an antitakeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.

     Delaware Antitakeover Law. The Company, a Delaware corporation, is subject to the provisions of Delaware Law, including Section 203. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder unless: (i) prior to such date, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (ii) upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or (iii) subsequent to such date, the business combination is approved by both the Board of Directors and by holders of at least 66 2/3% of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock. Although
Section 203 permits a corporation to elect not to be governed by its provisions, the Company to date has not made this election.

     Classified Board of Directors. The Company's Bylaws provide for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. Classification of the Board of Directors expands the time required to change the composition of a majority of directors and may tend to discourage a takeover bid for the Company. Moreover, under Delaware Law, in the case of a corporation having a classified board of directors, the stockholders may remove a director only for cause. This provision, when coupled with the provision of the Bylaws authorizing only the board of directors to fill vacant directorships, will preclude stockholders of the Company from removing incumbent directors without cause, simultaneously gaining control of the Board of Directors by filing the vacancies with their own nominees.

     Special Meetings of Stockholders. The Company's Bylaws provide that special meetings of stockholders may be called only by the Chairman or by the Secretary or any Assistant Secretary at the request in writing of a majority of the Board of Directors of the Company. The Company's Bylaws also provide that no action required to be taken or that may be taken at any annual or special meeting of stockholders may be taken without a meeting; the powers of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. These provisions may make it more difficult for stockholders to take action opposed by the Board of Directors.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Company's Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or a special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive office of the

Company, (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 60 days nor more than 90 days prior to such anniversary date, and, (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The Bylaws also specify certain requirements for a stockholder's notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

     Conflict of Interest Procedures. The Company's Charter contains provisions providing that transactions between the Company and its affiliates must be no less favorable to the Company than would be available in transactions involving arms'-length dealing with unrelated third parties. Moreover, any such transaction involving aggregate payments in excess of $500,000 must be approved by a majority of the Company's directors and a majority of the Company's independent directors. Otherwise, the Company must obtain an opinion as to the financial fairness of the transactions to be issued by an investment banking or appraisal firm of national standing.

     Restrictions under Franchise Agreements. The Company's franchise agreements impose restrictions on the transfer of the Common Stock. A number of Manufacturers prohibit transactions which affect changes in management control of the Company. For instance, Ford may cause the Company to sell or resign from its Ford franchises if any person or entity acquires 15% or more of the Company's voting securities. Likewise, General Motors, Toyota and Infiniti may force the sale of their respective franchises if 20% or more of the Company's voting securities are so acquired. Honda may force the sale of the Company's Honda franchise if any person or entity, other than members of the Smith Group, acquires 5% of the Common Stock (10% if such entity is an institutional investor), and Honda deems such person or entity to be unsatisfactory. Volkswagen has approved of the public sale of only 25% of the voting control of the Company and requires prior approval of any change in control or management of the Company that would affect the Company's control or management of its Volkswagen franchisee subsidiaries. Chrysler also has approved of the public sale of only 50% of the Common Stock and requires prior approval of any future sales that would result in a change in voting or managerial control of the Company. Such restrictions may prevent or deter prospective acquirers from obtaining control of the Company. See "Risk Factors -- Manufacturer Stock Ownership/Issuance Limits Limit the Company's Ability to Issue Additional Equity to Meet Its Financing Needs."


                       CERTAIN MANUFACTURER RESTRICTIONS

     Under agreements between the Company and certain Manufacturers, the Company has agreed to provide the statements provided below.

     The Company's agreement with Honda requires that it provide the following statement in this Prospectus:

     No automobile manufacturer has been involved, directly or indirectly, in the preparation of this Prospectus or in the offering being made hereby. No automobile manufacturer has made any statements or representations in connection with the offering or has provided any information or materials that were used in connection with the offering, and no automobile manufacturer has any responsibility for the accuracy or completeness of this Prospectus.

     Under the Company's Dealer Agreement with General Motors ("GM"), the Company has agreed, among other things, to disclose the following provisions:

     Sonic will deliver to GM copies of all Schedules 13D and 13G, and all amendments thereto and terminations thereof, received by Sonic, within five days of receipt of such Schedules. If Sonic is aware of any ownership of its stock that should have been reported to it on Schedule 13D but that is not reported in a timely manner, it will promptly give GM written notice of such ownership, with any relevant information about the owner that Sonic possesses.

     If Sonic, through its Board of Directors or through shareholder action, proposes or if any person, entity or group sends Sonic a Schedule 13D, or any amendments thereto, disclosing (a) an agreement to acquire or the acquisition of aggregate ownership of more than 20% of the voting stock of Sonic and (b) Sonic, through its Board of Directors or through shareholder action, proposes or if any plans or proposals which relate to or would result in the following:
(i) the acquisition by any person of more than 20% of the voting stock of Sonic other than for the purposes of ordinary passive investment; (ii) an extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving Sonic or a sale or transfer of a material amount of assets of Sonic and its subsidiaries; (iii) any change which, together with any changes made to the Board of Directors within the preceding year, would result in a change in control of the then current Board of Sonic; or (iv) in the case of an entity that produces motor vehicles or controls or is controlled by or is under common control with an entity that either produces motor vehicles or is a motor vehicle franchisor, the acquisition by any person, entity or group of more than 20% of the voting stock of Sonic and any proposal by any such person, entity or group, through the Sonic Board of Directors or shareholders action, to change the Board of Directors of Sonic, then, if such actions in GM's business judgment could have a material or adverse effect on its image or reputation in the GM dealerships operated by Sonic or be materially incompatible with GM's interests (and upon notice of GM's reasons for such judgment), Sonic has agreed that it will take one of the remedial actions set forth in the next paragraph within 90 days of receiving such
Schedule 13D or such amendment.

     If Sonic is obligated under the previous paragraph to take remedial action, it will (a) transfer to GM or its designee, and GM or its designee will acquire the assets, properties or business associated with any GM dealership operated by Sonic at fair market value as determined in accordance with GM's Dealership Agreement with the Company, or (b) provide evidence to GM that such person, entity or group no longer has such threshold level of ownership interest in Sonic or that the actions described in clause (b) of the previous paragraph will not occur.

     Should Sonic or its GM franchisee subsidiary enter into an agreement to transfer the assets of the GM franchisee subsidiary to a third party, the right of first refusal described in the GM Dealer Agreement shall apply to any such transfer.


                        SHARES ELIGIBLE FOR FUTURE SALE

     As of October 23, 1998, the Company had outstanding 5,588,888 shares of Class A Common Stock. All of these shares are freely transferable and may be resold without further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (as defined by Rule 144 under the Securities Act), which shares will be subject to the resale limitations of Rule 144. The 6,200,000 shares of Class B Common Stock outstanding, which are convertible into Class A Common Stock, the 30,000 shares of Class A Common Stock underlying options granted under the Company's Directors Formula Stock Option Plans, the 119,187 shares of Class A Common Stock underlying warrants issued in connection with certain of the Company's acquisitions, the 1,250,885 shares of Class A Common Stock issuable upon conversion of outstanding Preferred Stock, assuming such shares of Preferred Stock were converted on November 30, 1998, and the 485,294 shares of Class A Common Stock issued in connection with one of the Company's acquisitions, are "restricted" securities within the meaning of Rule 144 irrespective of whether the conversion right is exercised.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned "restricted securities" for at least one year may, under certain circumstances, resell within any three-month period, such number of shares as does not exceed the greater of one percent of the then-outstanding shares of Class A Common Stock or the average weekly trading volume of Class A Common Stock during the four calendar weeks prior to such resale. Rule 144 also permits, under certain circumstances, the resale of shares without any quantity limitation by a person who has satisfied a two-year holding period and who is not, and has not been for the preceding three months, an affiliate of the Company. In addition, holding periods of successive non-affiliate owners are aggregated for purposes of determining compliance with these one- and two-year holding period requirements.

     In addition, the Company has granted options exercisable for 1,220,009 shares of Class A Common Stock under its 1997 Stock Option Plan and 1997 Employee Stock Purchase Plan, and all such shares are registered with the Commission and available for public resale.

     All of the 6,200,000 shares of Class B Common Stock currently outstanding have been held for at least one year. Any transfer of shares of the Class B Common Stock to any person other than a member of the Smith Group will result in a conversion of such shares to Class A Common Stock.

     The availability of shares for sale or actual sales under Rule 144 and the perception that such shares may be sold may have a material adverse effect on the market price of the Class A Common Stock. Sales under Rule 144 also could impair the Company's ability to market additional equity securities.

     Additionally, the Company has entered into a Registration Rights Agreement with Sonic Financial, Bruton Smith, Scott Smith and William Egan. The Registration Rights Agreement provides piggyback registration rights with respect to 6,250,000 shares of Common Stock in the aggregate.

                                 LEGAL MATTERS

     The validity of the shares of Class A Common Stock offered hereby has been passed upon for the Company by Parker, Poe, Adams & Bernstein, L.L.P., Charlotte, North Carolina.


                                    EXPERTS

     The consolidated financial statements of Sonic Automotive, Inc. and Subsidiaries, the combined financial statements of Clearwater Dealerships and Affiliated Companies, the combined financial statements of Hatfield Automotive Group, the financial statements of Economy Honda Cars, the financial statements of Casa Ford of Houston, Inc., the combined financial statements of Higginbotham Automotive Group, the financial statements of Dyer & Dyer, Inc., the combined financial statements of Bowers Dealerships and Affiliated Companies, the combined financial statements of Lake Norman Dodge, Inc. and Affiliated Companies, and the financial statements of Ken Marks Ford, Inc. incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS



                                                Page
                                               -----
 Where You Can Find More Information about
    the Company ............................     2
 Cautionary Notice Regarding Forward-Looking
    Statements .............................     3
 Summary ...................................     4
 Risk Factors ..............................     4
 Use of Proceeds ...........................    16
 Selling Security Holders ..................    16
 Plan of Distribution ......................    16
 Material Changes ..........................    17
 Description of Capital Stock ..............    18
 Certain Manufacturer Restrictions .........    21
 Shares Eligible for Future Sale ...........    22
 Legal Matters .............................    22
 Experts ...................................    23



                   [Sonic Automotive, Inc. Logo Appears Here]




                              Class A Common Stock











                       --------------------------------
                              P R O S P E C T U S
                       --------------------------------
                               December   , 1998





--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II


                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. All of the costs identified below will be paid by the Company. Except for the SEC registration fee, all amounts are estimates.



  SEC Registration Fee ................   5,678
  NYSE Listing Fee ....................   2,521
  Printing and Engraving Expenses .....  15,000
  Legal Fees and Expenses .............  15,000
  Accounting Fees and Expenses ........  15,000
  Miscellaneous Expenses ..............   1,801
                                         ------
  Total ...............................  55,000
                                         ======

Item 15. Indemnification of Directors and Officers

     The Company's Bylaws effectively provide that the Company shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 145"), indemnify all persons whom it may indemnify pursuant thereto. In addition, the Company's Certificate of Incorporation eliminates personal liability of its directors to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 102(b)(7)").

     Section 145 permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any actions, suit or proceeding brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Section 102(b)(7) provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. The Company maintains insurance against liabilities under the Act for the benefit of its officers and directors.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

             Item 16. Exhibits and Financial Statement Schedules.




 Exhibit No.                                                  Description
-------------   ------------------------------------------------------------------------------------------------------
   4.1*         Form of Certificate for the Company's Class A Common Stock (incorporated by reference to Exhibit
                4.1 to the Registration Statement on Form S-1 (File No. 333-33295) of the Company).
   4.2          Form of Certificate for the Company's Class A Convertible Preferred Stock, Series I.
   4.3          Form of Certificate for the Company's Class A Convertible Preferred Stock, Series II.
   4.4          Form of Certificate for the Company's Class A Convertible Preferred Stock, Series III.
   4.5*         Certificate of Designations for the Company's Class A Convertible Preferred Stock (incorporated by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended
                March 31, 1998).
   4.6*         Asset Purchase Agreement dated April 10, 1998 by and among the Company, Century Auto Sales, Inc.,
                A. Foster McKissick, III and Murray P. McKissick (incorporated by reference to Exhibit 99.9 to the
                Company's Current Report on Form 8-K filed July 9, 1998 (the "July 9, 1998 Form 8-K")).
   4.7*         Asset Purchase Agreement dated April 10, 1998 by and among the Company, Fairway Management
                Company d/b/a Heritage Lincoln-Mercury-Jaguar and Fairway Ford, Inc. (incorporated by reference to
                Exhibit 99.11 to the July 9, 1998 Form 8-K).
   4.8*         Stock Purchase Agreement dated as of April 30, 1998 by and among the Company, Aldo B. Paret and
                Casa Ford of Houston, Inc. (incorporated by reference to Exhibit 99.13 to the July 9, 1998 Form 8-K).
   4.9*         Asset Purchase Agreement dated as of July 7, 1998 by and among the Company, HMC Finance
                Corporation, Inc., Halifax Ford-Mercury, Inc., Higginbotham Automobiles, Inc., Higginbotham
                Chevrolet-Oldsmobile, Inc., Sunrise Auto World, Inc., and Dennis D. Higginbotham (the
                "Higginbotham Purchase Agreement") (incorporated by reference to Exhibit 99.14 to the July 9, 1998
                Form 8-K).
   4.10*        Amendment No. 1 and Supplement to the Higginbotham Purchase Agreement dated as of September
                16, 1998 (incorporated by reference to Exhibit 10.85a to the Company's Registration Statement on
                Form S-4 (Registration Nos. 333-64397 and 333-64397-001 through 333-64397-044) dated November
                3, 1998).
  5.1* *        Opinion of Parker, Poe, Adams & Bernstein, L.L.P. regarding the legality of the securities being registered.
 23.1* *        Consent of Parker, Poe, Adams & Bernstein, L.L.P. (included in Exhibit 5.1).
 23.2           Consent of Deloitte & Touche LLP.
 24.1           Powers of Attorney (included on Signature Page of Registration Statement).
   27*          Financial Data Schedule (incorporated by reference to Exhibit 27 to the Company's Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 1998).

---------
* Filed previously.

** To be filed by amendment.



Item 17. Undertakings.


     (a) The undersigned Registrant hereby undertakes:


      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:


         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;


         (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.


      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 1st day of December, 1998.


                                        SONIC AUTOMOTIVE, INC.



                                      By:   /S/ O. BRUTON SMITH
                                           -------------------------------------

                                            O. Bruton Smith
                                            Chairman and Chief Executive Officer

     We the undersigned directors and officers of Sonic Automotive, Inc., do hereby constitute and appoint each of Messrs. O. Bruton Smith, Bryan Scott Smith, and Theodore M. Wright, each with full power of substitution, our true and lawful attorney-in-fact and agent to do any and all acts and things in our names and in our behalf in our capacities stated below, which acts and things either of them may deem necessary or advisable to enable Sonic Automotive, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any or all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) hereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm all that they shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

               Signature                                   Title                          Date
--------------------------------------  ------------------------------------------ -----------------
 /s/  O. BRUTON SMITH                   Chief Executive Officer                    December 1, 1998
 ----------------------------------      (principal executive officer)
 O. Bruton Smith                         and Chairman


 /s/  B. SCOTT SMITH                    President, Chief Operating Officer and     December 1, 1998
 ----------------------------------      Director
 B. Scott Smith

 /s/  THEODORE M. WRIGHT                Chief Financial Officer, Vice President-   December 1, 1998
 ----------------------------------      Finance, Treasurer and Secretary
 Theodore M. Wright                      (principal financial and accounting
                                         officer) and Director


 /s/  NELSON E. BOWERS II               Executive Vice President and Director      December 1, 1998
 ----------------------------------
 Nelson E. Bowers II

 /s/  WILLIAM R. BROOKS                 Director                                   December 1, 1998
 ----------------------------------
 William R. Brooks

 /s/  WILLIAM P. BENTON                 Director                                   December 1, 1998
 ----------------------------------
 William P. Benton

 /s/  WILLIAM I. BELK                   Director                                   December 1, 1998
 ----------------------------------
 William I. Belk

                                      II-4